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                                                                      Exhibit 99


For Immediate Release                     For Further Information Contact:
Wednesday, April 17, 2002                 Robert E. Phaneuf
                                          Vice President - Corporate Development
                                          918/592-0101

                    VINTAGE PETROLEUM ANNOUNCES $250 MILLION
                            OFFERING OF SENIOR NOTES

     Tulsa, Oklahoma - Vintage Petroleum, Inc. announced today that it is offering $250 million of senior notes due 2012, to be sold through a Rule 144A offering. If the offering is completed, all of the net proceeds will be used to repay a portion of the outstanding indebtedness under the company's revolving bank facility.

     The notes will not be registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Act. The notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A of the Act and certain persons in offshore transactions in reliance on Regulation S under the Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy the proposed notes.

     Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. The company is headquartered in Tulsa, Oklahoma, and its common stock is traded on the New York Stock Exchange under the symbol VPI.